Exhibit 99

REX American Resources Reports Full Fiscal Year 2024 Net Income Per Share
Attributable to REX Common Shareholders of $3.30

Board of Directors Authorized Additional 1.5 Million Share Buyback Program

▪	Generated $0.63 and $3.30 of net income per share in Q4 and Full Fiscal Year ‘24, respectively
▪	Reported gross profit of $17.6 million and $91.5 million for Q4 and Full Fiscal Year ‘24, respectively
▪	Reported net sales and revenue of $158.2 million and $642.5 million for Q4 and Full Fiscal Year ’24, respectively
▪	Reported consolidated ethanol sales volumes of 74.6 million gallons and 289.7 million gallons for Q4 and Full Fiscal Year ’24, respectively

Dayton, OH - Wednesday, March 26, 2025 - REX American Resources Corporation (“REX” or the “Company”) (NYSE: REX), a leading ethanol production company, today announced financial and operational results for the Company’s full year and fiscal fourth quarter 2024.

REX American Resources’ Q4 and full fiscal year 2024 results principally reflect its interests in six ethanol production facilities. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates.

Full Fiscal Year 2024 Results

For the full fiscal year 2024, REX reported net sales and revenue of $642.5 million, compared with $833.4 million for full fiscal year 2023. The year-over-year net sales and revenue decrease primarily reflects reduced pricing for ethanol and co-products. Full fiscal year 2024 gross profit for the Company was $91.5 million, compared with $98.2 million in full fiscal year 2023, reflecting the lower selling prices, partially offset by decreased corn and natural gas prices and increased ethanol production levels. Gross profit margin for fiscal year 2024 increased to 14% from 12% for fiscal year 2023. This led to full fiscal year 2024 income before income taxes and non-controlling interests of $92.9 million, compared with $98.5 million in the prior year period.

Net income attributable to REX shareholders in full fiscal year 2024 was $58.2 million, compared to $60.9 million in full fiscal year 2023. Full fiscal year diluted net income per share attributable to REX common shareholders was $3.30, compared to $3.47 per share in full fiscal year 2023. Per share results for full fiscal years 2024 and 2023 are based on 17,636,000 and 17,576,000 diluted weighted average shares outstanding, respectively.

Fourth Quarter 2024 Results

REX reported Q4 ’24 net sales and revenue of $158.2 million, compared to Q4 ‘23 net sales and revenue of $187.6 million. The year-over-year net sales and revenue decrease primarily reflects lower product pricing. Q4 ‘24 gross profit for the Company was $17.6 million, compared with $30.4 million in Q4 ’23, a result of the lower selling prices, partially offset by decreases in corn and natural gas prices, and increased ethanol production levels. This led to Q4 ‘24 income before income taxes and non-controlling interests of $17.9 million, compared with $32.5 million in Q4 ’23.

Net income attributable to REX shareholders in Q4 ‘24 was $11.1 million, compared to $20.6 million in Q4 ’23. Q4 ‘24 diluted net income per share attributable to REX common shareholders was $0.63, compared to $1.16 per share in Q4 ’23. Per share results for Q4 ’24 and Q4 ’23 are based on 17,630,000 and 17,657,000 diluted weighted average shares outstanding, respectively.

Update on One Earth Energy Ethanol Production Expansion and Carbon Capture Projects

REX is progressing on construction work for the expansion of ethanol production at the One Earth facility. Construction of utility substation and interconnection equipment, necessary for both the ethanol production expansion and the carbon capture and sequestration facilities, have been completed by the local Illinois utility.

REX substantially completed construction of the capture and compression portions of its One Earth carbon capture and sequestration project at the Company’s Gibson City, Illinois location during Fiscal Year 2024. Currently, the Environmental Protection Agency (EPA) Class VI injection well permitting process is ongoing, and final permitting is expected to be completed in October 2025, according to the published EPA timeline.

As previously noted, in July 2024 Illinois instituted a moratorium on the permitting and construction of new carbon dioxide pipelines in the state for the shorter of two years or until the approval and promulgation of new Federal pipeline safety guidelines.

Capital expenditures at fiscal year-end related to the One Earth Energy carbon capture and sequestration project and related expansion of ethanol production capacity at the Gibson City location totaled $115.6 million. As part of the ongoing construction process, REX management is currently reviewing certain details of the ethanol expansion project. As a result of this review, REX expects the timeline for completion of the project to extend beyond the previously communicated target of the middle of 2025. The Company is now budgeting a total of $220-$230 million for this project.

Share Repurchases

During Fiscal Year 2024, the Company repurchased approximately 372,567 shares, for total consideration of $15.5 million. Subsequent to January 31, 2025, the Company repurchased 281,709 shares for approximately $11.9 million through open market transactions. After these repurchases, a total of 222,510 shares remained available to purchase under existing board authorization.

On March 25, 2025, the Board of Directors authorized the repurchase of up to an additional 1.5 million shares through open market transactions, privately negotiated transactions, or transactions by other means in accordance with applicable securities law, effective immediately. The new authorization is in addition to remaining repurchases already authorized under the prior repurchase authorization.

Balance Sheet

As of January 31, 2025, REX had $359.1 million of cash, cash equivalents, and short-term investments available and no bank debt.

Management Commentary

“During Fiscal Year 2024, REX American continued to provide value to shareholders in the form of profitable operations, properly positioning our growth strategy, and closely monitoring of policy at both the state and Federal levels,” said Zafar Rizvi, REX Chief Executive Officer. “Our continued financial success is due to our incredible team that lives and breathes the ethanol market every day. This is especially important in a weaker crush spread environment like we saw during the fourth quarter, and which has continued into first quarter 2025. As in the past, REX will continue to manage our business closely to deliver for our customers and shareholders.

“Our two growth projects at our One Earth facility are progressing, and REX is managing both operational and cost aspects in an effort for each project to deliver on its growth prospects for the Company. The technical review underway at our ethanol expansion project is in line with our philosophy of prioritizing efficiency of operations across our plants. As the carbon capture and sequestration facility’s permitting moves forward, we are working to make sure that each project maximizes its growth potential and ultimately the bottom line,” concluded Mr. Rizvi.

Conference Call Information

REX will host a conference call at 11:00 a.m. ET today to discuss the Company’s full fiscal year and fourth quarter results, and will also host a question and answer session. To access the conference call, interested parties may dial (877) 269-7751 (US) or (201) 389-0908 (international). Participants can also view an updated presentation, as well as listen to a live webcast of the call by going to the Investors section on the REX website at www.rexamerican.com. A replay will be available shortly after the live conference call and can be accessed by dialing (844) 512-2921 (US) or (412) 317-6671 (international). The passcode for the replay is 13751633. The replay will be available for 30 days after the call.

About REX American Resources Corporation
REX American Resources Corporation has interests in six ethanol production facilities, which in aggregate have production capacity totaling approximately 730 million gallons per year. REX’s effective ownership of annual volumes is approximately 300 million gallons. Further information about REX is available at www.rexamerican.com.

Forward-Looking Statements

This press release contains or may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, distillers corn oil, gasoline and natural gas, commodity market risk, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, success in permitting and developing the planned carbon sequestration facility near the One Earth Energy ethanol plant, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy and tariffs, changes in foreign currency exchange rates, the effects of terrorism or acts of war and the effect of pandemics on the Company’s business operations, including impacts on supplies, demand, personnel and other factors. The Company does not intend to update publicly any forward-looking statements except as required by law.

Investor Contacts

Douglas Bruggeman
Chief Financial Officer

Caldwell Bailey
ICR, Inc.
rexamerican@icrinc.com

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2025	2024	2025	2024
Net sales and revenue	$158,228	$187,614	$642,491	$833,384
Cost of sales	140,656	157,204	551,014	735,166
Gross profit	17,572	30,410	91,477	98,218
Selling, general and administrative expenses	(6,171)	(7,383)	(27,148)	(29,379)
Equity in income of unconsolidated ethanol affiliates	2,299	4,646	9,385	13,921
Interest and other income, net	4,208	4,789	19,158	15,724
Income before income taxes and noncontrolling interests	17,908	32,462	92,872	98,484
Provision for income taxes	(3,805)	(7,164)	(21,386)	(22,560)
Net Income	14,103	25,298	71,486	75,924
Net Income attributable to noncontrolling interests	(3,004)	(4,730)	(13,319)	(14,989)
Net income attributable to REX common shareholders	$11,099	$20,568	$58,167	$60,935

Weighted average shares outstanding – basic	17,630	17,548	17,636	17,482

Basic net income per share attributable to REX common shareholders	$0.63	$1.17	$3.30	$3.49

Weighted average shares outstanding – diluted	17,630	17,657	17,636	17,576

Diluted net income per share attributable to REX common shareholders	$0.63	$1.16	$3.30	$3.47

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)
Unaudited

	January 31, 2025	January 31, 2024
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$196,255	$223,397
Short-term investments	162,820	155,260
Accounts receivable	21,511	23,185
Inventory	31,676	26,984
Refundable income taxes	6,445	5,728
Prepaid expenses and other	17,112	17,549
Total current assets	435,819	452,103
Property and equipment, net	210,683	155,587
Operating lease right-of-use assets	20,985	13,038
Other assets	16,721	9,138
Equity method investment	35,800	34,936
TOTAL ASSETS	$720,008	$664,802
LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Accounts payable – trade	$28,337	$42,073
Current operating lease liabilities	5,746	4,469
Accrued expenses and other current liabilities	16,360	19,717
Total current liabilities	50,443	66,259
LONG-TERM LIABILITIES:
Deferred taxes	3,562	1,598
Long-term operating lease liabilities	15,367	8,378
Long-term taxes payable	4,334	-
Other long-term liabilities	2,700	970
Total long-term liabilities	25,963	10,946
EQUITY:
REX shareholders’ equity:
Common stock	299	299
Paid-in capital	6,470	3,769
Retained earnings	759,928	701,761
Treasury stock	(206,360)	(191,911)
Total REX shareholders’ equity	560,337	513,918
Noncontrolling interests	83,265	73,679
Total equity	643,602	587,597
TOTAL LIABILITIES AND EQUITY	$720,008	$664,802

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)
Unaudited

	Year Ended
	January 31, 2025	January 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income including noncontrolling interest	$71,486	$75,924
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,927	17,794
Amortization of operating lease right-of-use assets	5,788	5,245
Income from equity method investments	(9,385)	(13,921)
Dividends received from equity method investments	8,521	12,030
Interest income from investments	(5,576)	(10,008)
Deferred income taxes	9,802	14,627
Stock based compensation expense	3,638	6,209
Loss on disposal of property and equipment – net	50	243
Changes in assets and liabilities:
Accounts receivable	1,674	1,977
Inventories	(4,692)	21,760
Refundable income taxes	(717)	(2,766)
Other assets	(14,946)	(4,495)
Accounts payable – trade	(14,724)	7,868
Long-term taxes payable	4,334	-
Other liabilities	(6,988)	(4,517)
Net cash provided by operating activities	64,192	127,970
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(71,318)	(37,663)
Purchase of short-term investments	(372,341)	(448,507)
Maturity of short-term investments	370,357	514,586
Proceeds from sale of real estate and property and equipment	262	29
Deposits	180	(43)
Net cash (used in) provided by investing activities	(72,860)	28,402
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(14,741)	-
Capital contributions from minority investor	-	22
Payments to noncontrolling interests holders	(3,733)	(4,344)
Net cash used in financing activities	(18,474)	(4,322)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(27,142)	152,050
CASH AND CASH EQUIVALENTS – Beginning of year	223,397	71,347
CASH AND CASH EQUIVALENTS – End of year	$196,255	$223,397

Non-cash investing activities – Accrued capital expenditures	$1,152	$918
Non-cash investing activities – Capital additions transferred from prepaid expenses	$217	$-
Non-cash financing activities – Stock awards accrued	$2,037	$2,172
Non-cash financing activities – Stock awards issued	$2,172	$965
Non-cash financing activities – Stock repurchase accrued	$781	$-
Right-of-use assets acquired and liabilities incurred upon lease execution	$13,734	$3,210